Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-169747, 333-144395, and 333-176859) of our report dated March 14, 2012, relating to the Consolidated Financial Statements of Sears Holdings Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the spin-off of Orchard Supply Hardware Stores Corporation) appearing in this Report on Form 10-K of Sears Holdings Corporation for the year ended January 28, 2012.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Chicago, Illinois March 14, 2012